HT CAPITAL ADVISORS, LLC


PERSONAL & CONFIDENTIAL

                                                  July 2, 1998

Richard A. Lippe, Esq.
Managing Trustee
c/o Meltzer, Lippe, Goldstein, Wolf,
  Schlissel & Sazer
The Chancery
190 Willis Avenue
Mineola, NY  11501

Dear Mr. Lippe:

This letter will confirm our understanding that Keene Creditors Trust (the "Trust") has engaged HT Capital Advisors, LLC ("HT") to act as the Trust's exclusive financial advisor in connection with a Transaction (as defined below) between the Trust and any other person or entity (any such person or entity being a "Purchaser").

Section 1. Financial Advisory Services to be Rendered. (a) In connection with this engagement HT shall:

        (i) familiarize itself to the extent it deems appropriate and feasible with the Trust and with the business, operations, properties, financial condition and prospects of Reinhold Industries, Inc. ("Reinhold"), of which the Trust is majority shareholder, and any prospective Purchaser, it being understood that HT shall, in the course of such familiarization rely entirely upon publicly available information and such other information as may be supplied by the Trust in combination with Reinhold or the Purchaser, without any obligation of independent investigation;

        (ii) assist the Trust in developing and implementing a strategy to be used in connection with the Transaction;

        (iii) If HT and the Trust believe it to be advisable, HT will assist the Trust in preparing a memorandum for distribution to potential Purchasers selected by the Trust and HT, describing the Trust and Reinhold and its business, operations, properties, financial condition and prospects, it being specifically agreed that (x) such memorandum shall be based entirely on information supplied by the Trust in conjunction with Reinhold, which information the Trust hereby warrants shall be complete and accurate in all material respects (y) the Trust shall be solely responsible for the accuracy and completeness of such memorandum, and (z) other than as contemplated by this clause 1(a)(iii), such memorandum may not be disclosed publicly or made available to third parties, except with HT's prior written consent;

        (iv)    Develop a list of potential Purchasers for the Transaction;

        (v) Consult with the Trust from time to time as to such potential Purchasers;

        (vi)    Hold   preliminary   discussions   with   potential   Purchasers
                concerning their interest in the Transaction;

        (vii) With the approval of the Trust, provide potential Purchasers with information provided to HT by the Trust concerning the Trust and Reinhold and its business to enable such potential Purchasers to evaluate the Transaction;

        (viii) If requested, introduce the Trust to one or more potential Purchasers for the purpose of direct negotiations between the parties and assist the Trust in such negotiations;

        (ix) If requested, advise the Trust as to the structure, purchase price and the terms and conditions of the Transaction;

        (x) Perform such other investment banking and financial advisory services as HT and the Trust may from time to time agree.

(b) This agreement does not constitute a commitment for or expression of interest in providing or arranging any financing or placing or underwriting any securities which may be required for consummation of a Transaction. If HT or any of its affiliates is asked and elects to provide or arrange any such financing, or to place or underwrite any such securities, HT or such affiliate and the recipient of such financing shall enter into a separate agreement setting forth the terms and conditions of, and the fees payable in connection with, such financing.

(c) HT agrees that Eric Lomas and Stephen C. Tardio will be assigned to this engagement and will devote the time necessary to ensure full performance of HT's duties hereunder.

(d) Notwithstanding the broader definition of "consideration" used herein, it is understood that the Trustees do not expect to be favorably disposed to a Transaction on terms other than all cash.

Section 2. Definitions. For purposes of this letter agreement, the following terms shall have the meanings set forth below:

(a) The term "Transaction" shall mean, whether in one or a series of transactions (i) any sale, merger, leveraged buy-out, tender or exchange offer, restructuring or other extraordinary corporate transaction involving a disposition of the Trust's investment in Reinhold (the "Securities") and a Purchaser, or (ii) the acquisition by a Purchaser, directly or indirectly, through public or private purchases, sales or otherwise of all or any portion of the Securities of the Trust.

(b) The term  "Investment  Vehicle"  shall have the meaning set forth in Section
(a) above.

(c) The term "Consideration" shall mean the total proceeds and other consideration paid to the Trust in connection with a Transaction (which consideration shall be deemed to include amounts paid or to be paid into escrow) and in any event shall include (in each case to the extent paid to the Trust):
(i) cash, (ii) notes, securities and other property (including all options, warrants or other instruments or arrangements convertible into or exercisable for any of the foregoing) at the fair market value thereof; (iii) all long-term liabilities (including capitalized leases, pension liabilities, guarantees and indebtedness for borrowed money) of the Trust repaid or retired by the Purchaser in connection with or in anticipation of a Transaction; (iv) payments to be made in installments; (v) contingent payments (whether or not related to future earnings or operations).

The fair market value of non-cash consideration consisting of securities shall be determined based upon the closing sale price for such securities on the registered national securities exchange providing the primary market therein on the last trading day prior to the public announcement of the Transaction, or if such securities are not so traded, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System or equivalent quotation system located outside of the United States on the last trading day prior to the public announcement of the Transaction. If such securities are not so traded or reported the fair market value of such securities and any other non-cash Consideration shall be determined in good faith by HT. If all or any portion of the consideration is to be paid over time, then that portion of the Transaction Fee attributable thereto shall be payable as and when such payments are made. If all or any portion of the Consideration consists of contingent payments, then the portion of the Transaction Fee attributable thereto shall be payable as and when such payments are made by the Purchaser.

(d) "Indemnified Person" shall have the meaning assigned thereto in Schedule A hereof.

Section 3. Term of Engagement. It is understood that HT's services hereunder may be terminated with or without cause, by the Trust or by HT at any time upon 30 days prior written notice, without liability or continuing obligation; provided that the provision of Section 2 (Definitions), 4 (Compensation), 5 (Expenses), 6 (Indemnity), 7 (Cooperation), 9 (Payments), 10 (Consent to Jurisdiction) and 12 (Miscellaneous) shall survive termination or expiration of this Agreement.

Section 4. Compensation. As compensation for HT's services hereunder, the Trust shall pay to HT the following fees in cash as and when set forth below:

        (a) A non-refundable retainer of $30,000, payable upon execution of this agreement;

        (b) An additional fee (the "Transaction Fee") equal to the greater of (i) $150,000 and either (ii) 3% of the consideration, payable in cash upon the closing of any Transaction if during the term of this Agreement or, with a party contacted by HT, at any time within 12 months after the expiration or termination date of this Agreement; or (iii) 1 1/2% of the consideration payable in cash upon the closing of any Transaction with a party not contacted by HT if at any time within 12 months after the expiration or termination date of this Agreement (x) such Transaction is consummated or (y) an agreement is entered into which subsequently results in a consummated Transaction.

        (c) No fee payable to any other financial advisor either by the Trust or any other entity shall reduce or otherwise affect the fees payable hereunder to HT.

Section 5. Expenses. In addition to compensation payable pursuant to Section 4 and regardless of whether any Transaction is announced, commences or occurs, the Trust shall reimburse HT promptly upon request for reasonable expenses incurred by HT in connection with this engagement, including, without limitation, reasonable fees and disbursements of legal counsel and other professional advisors to HT. HT will obtain written approval for all expenditures in excess of $10,000. Such approval shall not be unreasonably withheld.

Section 6. Indemnification and Contribution. HT and the Trust agree to the provisions with respect to the Trust's indemnification of HT and other matters set forth in Schedule A, the terms of which are hereby incorporated by reference into this Agreement.

Section 7. Cooperation, Confidentiality, Etc. (a) The Trust in combination with Reinhold shall furnish HT with all information and data which HT shall reasonably deem appropriate in connection with its activities on the Trust's behalf (all of which information shall be accurate and complete in all material respects) and will not withhold or omit any material information, and shall provide HT reasonable access to the Trust's Trustees, Trust Advisory Committee and Reinhold's officers, directors, employees and professional advisors. The Trust shall involve HT in or keep HT apprised of all material discussions between the Trust and potential Purchasers and shall make available to HT all material information regarding potential Purchasers which the Trust receives from any source whatsoever and shall request from potential Purchasers such information which HT believes appropriate to its engagement hereunder.

(b) The Trust recognizes and consents to the fact that (i) HT will use and rely on the accuracy and completeness of public reports and other information provided by others including information provided by the Trust in combination with Reinhold or potential Purchasers or their respective officers, employees, auditors, attorneys or other agents in performing the services contemplated by this Agreement, and (ii) HT does not assume responsibility for, and may rely without independent verification upon, the accuracy and completeness of any such information. The Trust acknowledges its understanding that HT will not undertake an independent evaluation or appraisal of any assets or liabilities of the Trust or Reinhold or a Purchaser or a physical inspection of the properties or assets of the Trust or Reinhold or a Purchaser.

(c) The Trust represents and warrants to HT that any information heretofore or hereafter furnished to HT is and will be true and correct in all material respects and does not and will not omit any material fact required to make the information given to HT not misleading. The Trust agrees to notify HT promptly of any material change in the business or financial condition of the Trust or Reinhold, during the course of HT's engagement that may require an amendment or supplement to any of the information provided to HT so that such information will not be misleading in any material respect or omit to state any material fact that is required to be stated or that is necessary in order to make any such information not misleading given the occurrence of any such change.

(d) The Trust agrees that HT's advice is for the use and information of the Trust only and may not be relied upon by others. The Trust will not disclose such advice to others (except the Trust's professional advisors provided, however, that nothing herein shall prohibit disclosure to the Trustees Advisory Committee, to the United States Bankruptcy Court for the Southern District of New York, or as required in connection with any litigation) or summarize or refer to such advice without, in each case, HT's prior written consent. Notwithstanding anything to the contrary contained in the foregoing, in the event the Trust is required by law to make any filings with any governmental authority (including without limitations the Securities and Exchange Commission or other regulatory or administrative agency or any court) or any written disclosure to any third party, which mention HT, or any disclosure to the holders of its securities concerning HT or the advice rendered by HT hereunder, the Trust shall afford HT the opportunity to review such disclosure in advance and to approve the form thereof, such approval not to be unreasonably withheld or delayed.

(e) The Trust recognizes that HT has been retained by the Trust only to act as financial advisor to the Trust and that in such capacity HT shall act as an independent contractor and in no other capacity (including, but not limited to, that of a fiduciary). It is further agreed that the Trust's engagement of HT is not deemed to be on behalf of, and is not intended to confer rights upon, any individual beneficiary of the Trust or any person not a party hereto as against HT or any Indemnified Person. Unless otherwise expressly agreed by HT in writing, no one other than the Trust is authorized to rely upon this engagement of HT or any statements or conduct by HT.

(f) Notwithstanding anything herein to the contrary, it is understood that HT is not undertaking to provide any legal, accounting or tax advice in connection with its engagement hereunder, and the Trust shall rely solely upon its own experts therefore; HT may, however, assist the Trust in coordinating the obtaining of such advice.

Section 8. Payments. The Trust agrees that all amounts payable to HT hereunder, whether pursuant to Section 4, 5, 6 or otherwise, shall be paid in New York in immediately available United States dollars, without set-off and without deduction for any withholding, value-added or other similar taxes.

Section 9. Consent to Jurisdiction. The Trust hereby irrevocably consents to the exclusive jurisdiction of any New York State or United States Federal Court sitting in New York County over any action or proceeding arising out of or relating to this Agreement, and the Trust hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard in such New York State or Federal court. The Trust irrevocably consents to the service of any and all process in any such action or proceeding by the mailing or copies of such process to it at its address set forth above. The Trust agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary contained herein, nothing in this Section 9 is intended to prevent either party hereto from instituting an action in a jurisdiction outside of New York for the sole and exclusive purpose of enforcing a judgment rendered by a New York State or United States Federal Court sitting in New York County. Solely for the purposes of enforcing the indemnification and contribution provisions of Section 6 of this Agreement (as set forth in Schedule A), the Trust consents to the jurisdiction and service of process of any court in which any action, claim or proceeding which is subject to such provisions is brought and hereby further and irrevocably and unconditionally waives and agrees not to plead or claim in any court that such action, claim or proceeding is brought in an inconvenient forum.

Section  10.  Publicity.  If  requested,  the Trust  shall  include  a  mutually acceptable reference to HT in any press release or other public announcement made by the Trust regarding the matters described in this letter. HT may place advertisements describing its services hereunder in financial and other newspapers at its own expenses.

Section 11. Miscellaneous. HT may perform its obligations hereunder either directly or through its affiliates, and the provision of this agreement shall apply equally to HT and any such affiliates. The Trust may not assign its rights or obligations hereunder. This Agreement (a) has been duly executed and delivered on behalf of each of the Trust and HT and constitutes the legal, valid, binding and enforceable obligation of such party, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles or public policy considerations; (b) sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and agreement between the parties; (c) may not be amended or modified except in a written instrument executed by each of the parties; (d) may be signed in counterparts, each of which shall continue an original and which together shall constitute one and the same agreement; and (e) shall be governed by and construed in accordance with the internal laws of State of New York, without regard to principles of conflict of law. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATED TO THE SERVICES OF HT HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY IS HEREBY WAIVED OR DEEMED WAIVED BY HT AND BY THE TRUST.

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter.


                                     Very truly yours,

                                     HT CAPITAL ADVISORS, LLC



                                     By: /s/ Eric Lomas
                                         _______________________________________
                                         Eric J. Lomas, President


Accepted and Agreed:

KEENE CREDITORS TRUST



By: /s/ Richard A. Lippe, Managing Trustee
    ______________________________________

                                   Schedule A

                        INDEMNIFICATION AND CONTRIBUTION


(a) The Trust will indemnify and hold harmless HT and its affiliates, and their respective officers, directors, advisors, representatives, agents, employees, and each other person controlling HT or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each such party, including HT, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities, joint or several (collectively, "Damages"), (i) related to, arising out of, or in connection with HT's engagement under this Agreement, HT's performance of any services in connection therewith or any transaction contemplated thereby, and (ii) reimburse an Indemnified Person immediately upon request for all expenses as they are incurred (including without limitation, fees and disbursements of legal counsel and usual and customary expenses for an Indemnified Person's involvement in discovery proceeding or testimony) (collectively, "Expenses") to the extent incurred in connection with investigating, preparing to defend or defending any commenced or threatened action or legal, administrative or judicial proceeding or investigation (collectively, "Proceedings"), related to or arising out of any matter referred to in the Agreement, including an Indemnified Person's service thereunder (whether or not any Indemnified Person is a party to such Proceedings) except that this sentence shall not apply with respect to Damages or Expenses arising out of losses that are finally (and not subject to appeal) judicially determined to have resulted primarily from an Indemnified Person's willful misconduct or gross negligence. The indemnification and reimbursement of obligations contained herein shall apply whether or not HT or any other Indemnified Person is a formal party to any lawsuit, claim or other proceeding and are expressly intended to cover, among other things, reimbursement of legal and other expenses incurred in a deposition or other discovery proceeding. In the event that any reimbursed expenses are finally judicially determined to have resulted directly and primarily from such Indemnified Person's gross negligence or willful misconduct in performing the services which are the subject of the Agreement, HT shall promptly refund to the Trust the portion of amounts advanced under this Schedule A in respect of reimbursement of expenses which is attributable to expenses incurred in relation to the act or omission of such Indemnified Person who is the subject of such determination. The Company also agrees that no Indemnified Person shall have any liability to the Trust for or in connection with this engagement, except for liability for Damages and expenses which are finally judicially determined to have resulted directly and primarily from the willful gross negligence of the Indemnified Person. The Trust will promptly notify an Indemnified Person of the assertion against it or, to its knowledge, any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Agreement, including an Indemnified Person's services thereunder.

(b) The Trust and HT agree that if, for any reason, any indemnification sought pursuant to this Schedule A is unavailable (other than because of gross negligence or willful misconduct) or is insufficient to hold any Indemnified Person harmless, then, whether or not HT is the person entitled to the indemnification, the Trust and HT shall each contribute to amounts paid or payable by the Indemnified Person in respect of the Damages and expenses (including all legal and other fees and expenses incurred in defending any action or claim) for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Trust and its stockholders, on the one hand, and HT, on the other hand, in connection with the acts which resulted in such Damages and expenses; provided that in no event shall the amount to be contributed by HT exceed the amount of fees actually received by HT hereunder (excluding any amounts received by HT as reimbursement of expenses). It is hereby agreed that the relative benefits to the Trust and its stockholders on the one hand and HT on the other hand with respect to this engagement shall be deemed to be in the same proportion as (x) the total value paid, transferred, exchanged or received or proposed to be paid, transferred, exchanged or received by the Trust, in connection with any Transaction (whether or not consummated) bears to (y) the fee paid or payable to HT in connection with this engagement. The Trust and HT agree that if and only if the allocation pursuant to the first sentence of this paragraph (b) is unavailable or is insufficient to hold any Indemnified Person harmless, then, whether or not HT is the person entitled to indemnification, the Trust and HT shall each contribute to amounts paid or payable by the Indemnified Person in respect of the Damages and expenses (including all legal and other fees and expenses incurred in defending any action or claim) for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust, on the one hand, and HT, on the other hand, in connection with the matters as to which such Damages relate, as well as any other equitable considerations. The Trust and HT agree that it would not be just and equitable if contribution pursuant to this Schedule A were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to herein.

(c) The Trust and HT agree to consult in advance with one another with respect to the terms of any proposed waiver, release or settlement of any Proceeding to which the Trust or an Indemnified Person may be subject as a result of the matters contemplated by the Agreement and this Schedule A. The Trust further agrees not to enter into any such waiver, release or settlement without the prior written consent of an Indemnified Person, unless such waiver, release or settlement includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding.

(d) The agreements of the Trust under this Schedule A shall be in addition to any liabilities the Trust may otherwise have, shall be binding upon and inure to the benefit of any successors and personal representatives of the Trust or an Indemnified Person, and shall apply whether or not HT or any other Indemnified Person is a formal party to any Proceeding. The agreements set forth in this Schedule A shall remain in full force and effect following the completion or termination of the engagement contemplated by the Agreement. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATED TO THE SERVICES OF HT HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY IS HEREBY WAIVED OR DEEMED WAIVED BY EACH INDEMNIFIED PERSON AND BY THE TRUST.

(e) The Trustees individually shall have no liability hereunder.